Exhibit 99.1

Dave & Buster’s Provides Update on Encouraging Business Recovery Trends

DALLAS, October 14, 2020 (GLOBE NEWSWIRE) – Dave & Buster's Entertainment, Inc., (NASDAQ:PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today provided an update on the status of store re-openings and its continued encouraging business recovery trends. Key highlights include:

▪	As of October 4, 2020, we have safely opened one new store and reopened 98 of the Company’s 136 stores consistent with local health restrictions;
▪	Comparable store sales have steadily improved during the third quarter. After declining 87% during the second quarter, comparable store sales declined 75% in August and 62% in September.
▪	In August, 84 stores were open at the end of the month, of which 68 stores were comparable stores. The 68 comparable stores performed at an index of 46% compared to their 2019 levels, In September, 99 stores were open at the end of the month, of which 81 stores were comparable stores. The 81 comparable stores performed at an index of 65% compared to their 2019 levels, excluding 5 open stores where governments have not permitted arcades to open.
▪	Sales among the top-quartile of the 81 re-opened comparable stores indexed at 84% of 2019 levels during September.
▪	Through managing costs and refining our lean operating model, the Company estimates that the EBITDA breakeven point can be achieved with revenue at 50-55% of 2019 sales.
▪	As of October 4, 2020, the Company had $197 million in cash and equivalents and approximately $744 million outstanding under its credit facility.

Brian Jenkins, Dave & Buster’s Chief Executive Officer, commented, “The progress we’ve made re-opening stores and driving sales recovery demonstrates the enduring strength of the Dave & Buster’s brand and the loyalty of our guests across the country. We remain optimistic that we will emerge from this challenge in a stronger competitive position to deliver fun to our guests and value to our shareholders.”

Dave & Buster’s has posted a new investor presentation containing additional information on the Company’s financial position, results of operations, initiatives and industry statistics on its investors website at www.daveandbusters.com under the Investor Relations section. The Company does not expect to provide such intra-quarter updates in the future.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 136 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 40 states, Puerto Rico, and Canada.

Forward-Looking Statements

The Company cautions that this release contains forward-looking statements, including, without limitation, statements relating to the impact on our business and operations of the global spread of the novel coronavirus outbreak. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by the uncertain and unprecedented impact of the coronavirus on our business and operations and the related impact on our liquidity needs; our ability to continue as a going concern; our ability to obtain waivers, and thereafter continue to satisfy covenant requirements, under our revolving credit facility; our ability to access other funding sources; the duration of government-mandated and voluntary shutdowns; the speed with which our stores safely can be reopened and the level of customer demand following reopening; the economic impact of the coronavirus and related disruptions on the communities we serve; our overall level of indebtedness; general business and economic conditions, including as a result of the coronavirus; the impact of competition; the seasonality of the Company's business; adverse weather conditions; future commodity prices; guest and employee complaints and litigation; fuel and utility costs; labor costs and availability; changes in consumer and corporate spending, including as a result of the coronavirus; changes in demographic trends; changes in governmental regulations; unfavorable publicity, our ability to open new stores, and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

For Investor Relations Inquiries:

Scott Bowman, CFO

Dave & Buster’s Entertainment, Inc.

972.813.1151

scott.bowman@daveandbusters.com